Exhibit 10.2

***Text Omitted and Filed Separately

With Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2 of the

Securities Exchange Act of 1934, as amended.

Confidential

FIRST AMENDMENT TO RESEARCH AND LICENSE AGREEMENT

This First Amendment to Research and License Agreement is entered into as of November 26, 2013, by and between Technion Research and Development Foundation Ltd., a company formed under the laws of Israel, having a place of business at the Technion City, Haifa 32000, Israel, and Elmo( Pharmaceuticals Ltd., a company formed under the laws of Israel, having a place of business at 14 Shenkar St. Herzelia, Israel (together, the “Parties”).

WHEREAS,	the Parties executed that certain Research and License Agreement on August 29, 2013 (the “License Agreement”); and

WHEREAS,	the Parties wish to replace the list of Development Milestones (as defined in the License Agreement) attached as Exhibit B to the License Agreement with the list specified in Exhibit B attached hereto.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Exhibit B

Exhibit B to the License Agreement is hereby replaced with Exhibit B attached hereto.

2.	General

Except for the terms revised herein, all other terms and conditions of the License Agreement shall continue to apply and shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to Research and License Agreement to be executed by their duly authorized representatives as of the date first written above.

Technion Research and Development Foundation Ltd.	Eloxx Pharmaceuticals Ltd.

By:	/s/ Oded Shmueli	By:	/s/ Silvia Noimain
Name: Oded Shmueli		Name: Silvia Noimain
Title: Authorized Signatory		Title:

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Exhibit B

Development Milestones

1.	Within 6 months from the execution of the Agreement, the Licensee shall actually receive Funding in the aggregate amount of [...***...]. If at the end of said 6 months from the execution of the Agreement the Licensee has not received the Funding or if at the end of 24 months from the execution of the Agreement the Funding was not completed in accordance with the irrevocable commitments to be presented within said 6 months from the execution of the Agreement, the milestone shall be deemed not to have been fulfilled.

“Funding” shall herein mean solely the following:

a.	Immediately available cash infusions, whether by investments in the Licensee’s equity, debt or other instruments, or by funding provided by the Office of the Chief Scientist any other comparable governmental program, Israeli or international, or any multinational company (“Non Dilutive Fund Providers”);

b.	Irrevocable commitments to provide funding as immediately- available cash infusion upon the occurrence of exiting milestones under Licensee’s existing agreements with TRDF or Licensee investors, provided, that in any case, such funding shall be made available within 24 months from the execution of the Agreement; and

c.	Irrevocable commitments to provide funding as immediately available cash infusion upon the occurrence of technological milestones mutually agreed upon by the Company and any of the Non Dilutive Fund Providers, and determined by the Licensee’s Board of Directors as reasonably achievable in the applicable timeframe, provided, that in any case, such funding shall be made available within 24 months from the execution of the Agreement.

2.	The filing of an Investigational New Drug application with respect to a Licensed Product (as defined in the Agreement) prior to the fourth anniversary of the Agreement.

3.	First commercial sale of a Licensed Product in the U.S prior to the [...***...] anniversary of the Agreement.

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